EXHIBIT 23.1

       Consent of Independent Registered Public Accounting Firm and Expert

We hereby consent to the incorporation by reference in this Registration Statement on the Form S-3 of Community Bank Shares of Indiana, Inc., of our report dated February 21, 2005 on the consolidated financial statements of Community Bank Shares of Indiana, Inc., as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004 included in the registrant's annual report on Form 10-K and to the reference to us under the heading "Independent Registered Public Accounting Firm and Experts" in the prospectus.


Crowe Chizek and Company LLC
Louisville, Kentucky
December 28, 2005